                                  SCHEDULE 14A

                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                          Filed by the Registrant [X]
                Filed by a party other than the Registrant [_]

                          Check the appropriate box:
                        [_] Preliminary Proxy Statement
                        [X] Definitive Proxy Statement
                      [_] Definitive Additional Materials
       [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                  [_] Confidential, for Use of the Commission
                    Only (as permitted by Rule 14a-6(e)(2))



                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
      -------------------------------------------------------------------
                Name of Registrant as Specified in Its Charter)



          __________________________________________________________
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)


              Payment of Filing Fee (Check the appropriate box):
                             [X] No fee required.
 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

________________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:  _________________________

(5)  Total fee paid:  __________________________________________________________

     [_] Fee paid previously with preliminary materials: _______________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:  _____________________________________________

     2.   Form, Schedule or Registration Statement No.:  _______________________

     3.   Filing Party:  _______________________________________________________

     4.   Date Filed:  _________________________________________________________

                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
                              3811 Frederica Road
                       St. Simons Island, Georgia 31522



                                 June 15, 2000



Dear Shareholder:

     On behalf of the Board of Directors, I am pleased to invite you to attend our Annual Meeting of Shareholders to be held on July 18, 2000 in Brunswick, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 1999 business results and other matters of interest to our shareholders. The meeting should be interesting and informative.

     We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Golden Isles stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder's vote is important, whether you own a few shares or many.

     We look forward to your participation in the annual meeting process.

                                    Sincerely,



                                    /s/ Jimmy D. Veal
                                    -----------------------
                                    Jimmy D. Veal
                                    Treasurer and Secretary

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   OF GOLDEN ISLES FINANCIAL HOLDINGS, INC.


DATE:          Tuesday, July 18, 2000

TIME:          10:00 a.m.

PLACE:         Stellar Conference Center
               125 Venture Drive
               Interstate 95 and Exit 38
               Brunswick, Georgia 31525



                            MATTERS TO BE VOTED ON:

PROPOSAL I:    Election of ten directors



Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on June 1, 2000 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.


                              By Order of the Board of Directors


                              /s/ Jimmy D. Veal
                              ----------------------------
                              Jimmy D. Veal
                              Treasurer and Secretary

St. Simons Island, Georgia
June 15, 2000

                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
                              3811 Frederica Road
                       St. Simons Island, Georgia 31522

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD
                                 July 18, 2000

     This proxy statement is furnished to the shareholders of Golden Isles Financial Holdings, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2000 Annual Meeting of Shareholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, July 18, 2000, Stellar Conference Center, 125 Venture Drive, I-95 and Exit 38, Brunswick, Georgia 31525, at 10:00 a.m. local time.

     This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about June 15, 2000.

     As used in this proxy statement, the terms "GIFH", Company, we, our, and us all refer to Golden Isles Financial Holdings, Inc. and its subsidiaries.

                                    VOTING

General

     The securities which can be voted at the Annual Meeting consist of Golden Isles Financial Holdings' $1.00 par value common stock ("GIFH Stock"), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Golden Isles Financial Holdings stock who are entitled to notice of and to vote at the Annual Meeting is June 1, 2000. On the record date, 2,470,300 shares of Golden Isles Financial Holdings stock were outstanding and eligible to be voted.

Quorum and Vote Required

     The presence, in person or by proxy, of one-third of the outstanding shares of Golden Isles Financial Holdings stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against" as well as all abstentions (including votes to withhold authority to vote) will be counted.

     In voting for the proposal to elect ten directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

     If all ten directors are elected, the directors and executive officers of GIFH will hold 649,642 shares of GIFH Stock, or approximately 26.30% of all outstanding stock, and we believe that all of those shares will be voted in favor of management's nominees for director.

Proxies

     All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "for" the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Jimmy
D. Veal at 3811 Frederica Road, St. Simons Island, Georgia 31522, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Our Board of Directors presently consists of nine members, six of whom are non-employee directors. The Company's bylaws provide that the Board of Directors shall consist of not less than three nor more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors voted at its May 16, 2000 meeting to set the number of directors at ten for the Company's ensuing year. The term of office for directors is one year or until the next Annual Meeting and thereafter until their successors are elected and qualified.

     The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2001 annual meeting or until their successors are elected and qualified.

Name                        Age         Position with the Company
----                        ---         -------------------------

C. Ray Acosta                59         Director

James M. Fiveash             69         Director

L. McRee Harden              44         Director

Michael D. Hodges            46         Director; President of the Company;
                                        President of First Bank of Brunswick

Russell C. Jacobs, Jr.       64         Director

Claude Kermit Keenum         64         Director

Michael J. Kistler           48         Shareholder

Jimmy D. Veal                51         Director

Charles K. Werk              49         Director

J. Thomas Whelchel           65         Director; Chief Executive Officer

     Each of the nominees, except Mr. Kistler, is currently a director of the Company, and has been nominated by the Board to serve an additional term.

     The Board of Directors unanimously recommends that you vote "FOR" the proposal to elect the ten nominees named above.

     Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

     Information as of December 31, 1999 about each of the nominees is set forth below. Their ownership of Golden Isles Financial Holdings stock is set forth in the table on pages 33 and 34.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Board of Directors

     Charles R. Acosta. Mr. Acosta has been employed by Georgia Power Company since 1964. He has been Region Manager for the Coastal Region, a 10-county service area, since 1993. Prior to that, he was District Manager for the Brunswick District from 1977 to 1993. Mr. Acosta is Past President and Campaign Chairman of the United Way of Brunswick and Glynn County, and past Chairman of the Brunswick and Glynn County Development Authority. Mr. Acosta was one of the original directors of the Company and served as a director of the Company from 1987 to 1994. He also served as a director of the Bank from 1990 to 1994. Mr. Acosta was reelected as a director of the Company at the 1997 Annual Meeting of Shareholders.

     James M. Fiveash. Mr. Fiveash initially served as a director of the Company from 1989 until his resignation in 1994, and was elected as a director of the Company at the 1997 Annual Meeting of Shareholders. Mr. Fiveash is retired, and serves as part-time president of The Fiveash Company, which is in the business of renting trucking terminals.

     L. McRee Harden. Mr. Harden has been a director of the Company since July 1988, a director of the Bank since February 1990. Mr. Harden is the Secretary and Treasurer of Friendly Express, Inc., a company which operates a chain of approximately 65 convenience stores in south Georgia and Florida.

     Michael D. Hodges. Mr. Hodges has been a director of the Company since 1991 and a director of the Bank since June 1990. On February 20, 1997, Mr. Hodges became President and CEO of the Bank. He is also President of the Company. Prior to that, he had been Senior Vice President of the Bank since June 1990, with principal responsibilities for the Bank's loan portfolio.

     Russell C. Jacobs, Jr. Mr. Jacobs has been a director of the Company since July 1988, a director of the Bank since February 1990. He also has been a Vice Chairman of the Bank since July 1995. Mr. Jacobs is self-employed as an agent for the Equitable Financial Companies, and as a registered representative with Equico Securities, Inc. Mr. Jacobs holds both the Chartered Life Underwriter ("CLU") and Chartered Financial Consultant ("CHFC") designations.

     Claude Kermit Keenum. Mr. Keenum has been a director of the Company since July 1988, a director of the Bank since February 1990. He was the Superintendent of the Glynn County School System from 1980 to 1989 and the Superintendent of the Cobb County School System in metropolitan Atlanta from 1989 to 1992. Mr. Keenum was most recently President of Southeastern Communication Systems, Inc. and Keenum's Educational Services, Inc., and is now retired.

     Michael J. Kistler. Mr. Kistler obtained his Juris Doctorate from the Thomas M. Cooley Law School in Lansing, Michigan in 1976 and practiced law until 1980. Mr. Kistler currently develops real estate with a company he formed in 1982, Development Associates, Inc. located in Savannah, Georgia. Development Associates, Inc. focuses on conventional investment property acquisitions, acquiring properties in Georgia and Alabama. Mr. Kistler has not served on the Board in the past.

     Jimmy D. Veal. Mr. Veal has been a Vice Chairman of the Company since July 1995. He has been a director of the Company since June 1987 and Secretary/Treasurer of the Company since September 1992. He has been a Vice Chairman of the Bank since July 1995, a director of the Bank since July 1990. He is owner of a hotel on Jekyll Island, Georgia.

     Charles K. Werk. Mr. Werk is the CEO of Coastal Sleeve Label, Inc., located in Brunswick, Georgia. Additionally, Mr. Werk is the owner of Trans Link Motor Express, Inc., a transportation and distribution company located in Albany, Georgia, and has owned and operated various operating companies in the printing, warehousing and food manufacturing industries. Prior to his experience with operating companies, Mr. Werk spent fifteen years in the Investment Banking and Commercial Banking Industry with various institutions including SunTrust Bank, Manufacturers Hanover, Melon Bank, and First Chicago. Mr. Werk received his Bachelor's Degree from The University of Georgia and an MBA Degree in Finance from Georgia State University. Mr. Werk serves on the Board of Trustees of Coastal Georgia Community College and is a member of Wesley United Methodist Church. Mr. Werk resides on St. Simons Island, Georgia with his wife, Eva, and daughter, Christina.

     J. Thomas Whelchel. Mr. Whelchel has been the Chairman and CEO of the Company since October 17, 1996. Prior to that, Mr. Whelchel was a Vice Chairman of the Company between July 1995 and October 1996. From July 1988 through July 1995, he served as President of the Company. Mr. Whelchel has been a director of the Company since July 1988, and Chairman and a director of the Bank since February 1990. He is a senior partner in the Brunswick law firm of Whelchel, Brown, Readdick and Bumgartner.

Executive Officers

     Michael D. Hodges, Jimmy D. Veal and J. Thomas Whelchel are the only executive officers of Golden Isles Financial Holdings and were previously reported on as nominees for election as directors.

     None of the directors hold directorships in any reporting company other than Golden Isles Financial Holdings, Inc. There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers of the Company.

                            DESCRIPTION OF BUSINESS

Business Overview

     Golden Isles Financial Holdings, Inc. (the "Company" or "GIFH") was incorporated under the laws of the State of Georgia on September 8, 1987, but conducted only organizational activities until its initial public offering closed on January 31, 1990. Upon the approval of its application by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Federal Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), the Company became a bank holding company. The Company used the proceeds of the offering to acquire all of the capital stock of The First Bank of Brunswick (the "Bank"), a de novo bank chartered by the State of Georgia.

     The Bank opened for business on July 2, 1990, to engage in a general commercial banking business in its office in Brunswick (Glynn County), Georgia. Since that date, the Bank has engaged in a general commercial banking business, emphasizing the banking needs of individuals and small-to medium sized businesses in its primary service area. In 1995, the Bank opened a second full service office in St. Simons Island, Georgia.

     Beginning May 31, 1994, the Company conducted a secondary public offering of securities (the "Secondary Offering") pursuant to which GIFH offered for sale a minimum of 769,832 and a maximum of 1,538,462 units (the "Units") at a price of $6.50 per Unit. Each Unit consisted of one share of Common Stock of GIFH and one non-detachable Class A Warrant to purchase one share of the Common Stock. Each Class A Warrant expired on May 31, 1998, and entitled the holder to purchase an additional share of the Common Stock at a price of $7.25 if exercised on or before May 31, 1996, $8.25 if exercised on or before May 31, 1997, and $9.50 if exercised on or before May 31, 1998. The Secondary Offering closed as of March 31, 1995. GIFH accepted subscriptions for a total of 897,230 Units, and received total proceeds in connection with such subscriptions amounting to $5,831,995. The proceeds were held in escrow until May 11, 1995, when $5,500,000 was released from escrow to GIFH. The balance of the proceeds held in escrow was released to GIFH on July 25, 1995. In 1996, the Company received $53,077 pursuant to the exercise of 7,321 Class A warrants at $7.25 per share. In 1997, no Class A warrants were exercised, so the Company received no money therefrom. In 1998, 149,970 shares were exercised from these warrants at $9.50 each. The Company received $1,424,715 from the exercise of these warrants and incurred $9,837 in related expense. Unexercised warrants expired May 31, 1998 and the former units are now shares of common stock traded on the NASDAQ national market under the symbol GIFH.

Business Operations

     The Holding Company (GIFH)

     GIFH owns 100% of the capital stock of the Bank. The principal role of GIFH is to supervise and coordinate the activities of its subsidiary and to provide the subsidiary with capital. GIFH derives all of its income from dividends from its subsidiary and any interest it earns on funds it holds.

     The First Bank of Brunswick (the Bank)

     The Bank conducts a general commercial and retail banking business, emphasizing in its marketing the Bank's local management and ownership. The Bank accepts demand, savings, and time deposits of individuals, partnerships and corporations and offers commercial and retail checking accounts, Super NOW accounts, money market accounts, individual retirement accounts and certificates of deposit. The Bank makes various types of level term and installment loans, both personal and commercial, and makes and services long-term mortgage loans as well as individual and business loans. The Bank acts as an issuing agent for U.S. savings bonds, traveler's checks, money orders and cashier's checks, and it offers collection teller services, including wire transfer services. The Bank also offers safe deposit boxes and a night depository facility. The Bank provides these services from its main office in Brunswick, Georgia, and its branch in St. Simons Island, Georgia. Bank deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), up to applicable limits.

     The Bank derives many of its customers from and conducts a significant portion of its business transactions within a primary service area encompassing the mainland of Glynn County and St. Simons Island, Georgia. The population of Glynn County was 61,807 in 1987, 64,737 in 1990 and is projected to reach 74,546 by the year 2000. Total dwelling units are expected to increase from 24,085 in 1987 to 31,182 in the year 2000. The area includes well-known resort, retirement and convention destinations, with local industry oriented towards tourism and leisure activities. In addition, the economy of Glynn County is fairly diversified, the top five industries ranked by total employment being: a pulp mill, seafood processing, restaurants, hotel/motels and chemical processing. The local economy is also supported by the Federal Law Enforcement Training Center (the "Center") in Brunswick, which processed approximately 19,350 law enforcement officers in 1996. The Center employs approximately 1,600 people.

     Management expects the relatively high level of growth and commercial activity in Glynn County to continue, providing a favorable environment for the Company's operating subsidiary. However, there is no assurance that population growth and ongoing economic development will continue, or that the subsidiaries will be able to exploit the growth and development profitably.

     The Bank competes with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions. As of December 31, 1999, there were a total of eight (8) FDIC-insured institutions operating in the Glynn County markets. Management estimates that as of December 31, 1999, FDIC-insured deposits in Glynn County totaled approximately $1 billion, with the Bank having approximately 10% of such deposits.

     In general terms, federal interstate banking laws (discussed in Supervision and Regulation, below), as well as other federal and state laws, have caused and will continue to cause increased competition from both conventional banking institutions and other businesses offering financial services and products within the financial services industry in Georgia. Many of the financial institutions operating in Georgia have substantially greater financial resources and offer certain services, such as trust services, that the Bank does not expect to provide in the near future. By virtue of the greater total capitalization of such institutions, they have substantially higher lending limits than the Bank and substantial advertising and promotional budgets. To compete, the Bank relies on specialized services, responsive handling of its customers and personal contacts by officers, directors and staff.

Employees.

     As of December 31, 1999, GIFH and its subsidiaries employed the equivalent of 51 full-time employees. Management believes that its employee relations are good. There are no collective bargaining agreements covering any of the employees.

Competition.

     The banking industry is highly competitive. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. The Bank encounters competition from most of the financial institutions in the Bank's primary service area. In the conduct of certain areas of its banking business, the Bank also competes with credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon the Bank. Management believes that competitive pricing and personalized service will provide it with a method to compete effectively in the primary service area.

     The decrease in service charges on deposit accounts of $94,000 or 17.60% to $440,000 in 1999 from $534,000 in 1998 resulted from a promotional lower fee structure implemented in 1999 on certain types of transaction accounts as an effort to compete for those type deposit accounts and a decrease in fees earned on overdrafts. The decrease in other noninterest income was attributable previously to other real estate owned transactions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

     The Company's principal asset is its ownership of the Bank. Accordingly, the Company's results of operations are primarily dependent upon the results of operations of the Bank. The Bank's activities consist of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate paid and earned on these balances. Net interest income is dependent upon the Bank's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximates or exceeds interest-bearing liabilities, any positive interest rate spread will generate interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand. Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for loan losses and the effective tax rate. Noninterest income consists primarily of service charges on deposit accounts and loan origination fees and other fees charged to bank customers. Noninterest expenses consist of compensation and benefits, occupancy-related expenses and other operating expenses.

     During 1998, The Company discontinued the operations of its consumer finance subsidiary, First Credit Service Corporation ("FCC") and disposed of its assets. For purposes of Management's Discussion and Analysis of Financial Condition and Results of operations, the results of operations from continuing operations have been presented on a comparable basis for 1999 and 1998. The results of discontinued operations for 1998 have not been presented. Also, statistical disclosure required by Exchange Act Guide 3 has been presented only for continuing operations.

Results From Continuing Operations For Years Ended December 31, 1999 and 1998

     The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon the Bank's ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by average earning assets.

Net Interest Income

     The primary component of consolidated earnings is net interest income, or the difference between interest income on interest-earning assets and interest paid on interest-bearing liabilities. The net interest margin is net interest income expressed as a percentage of average interest-earning assets. Interest-earning assets consist of loans, investment securities and Federal funds sold. Interest-bearing liabilities consist of deposits and other borrowings.

     The Company's net interest margin decreased 21 basis points to 4.11% in 1999 as compared to 4.32% in 1998. The yield on average interest-earning assets decreased 59 basis points or 6.44% to 8.57% in 1999 as compared to 9.16% in 1998. The interest rate paid on average interest-bearing liabilities decreased 37 basis points to 5.25% in 1999 as compared to 5.62% in 1998. Net interest income was $4,908,000 in 1999, as compared to $4,743,000 in 1998, representing an increase of $165,000 or 3.48%. The decrease in the yield on interest-earning assets offset by a decrease in the rate paid on interest-bearing liabilities resulted in a decrease in net interest income of $520,000. This decrease in net interest income was offset by an increase of $685,000 generated on an increase in volume of interest-earning assets over interest-bearing liabilities in 1999.

     Average interest-earning assets increased $9,577,000 or 8.71% to $119,492,000 in 1999 from $109,915,000 in 1998. Average loans increased
$6,797,000; average investments increased $1,643,000; average Federal funds sold increased $1,429,000; and average interest-bearing deposits in banks decreased $292,000. The increase in average interest-earning assets was funded by an increase of $9,077,000 or 9.45%, in average deposits to $105,134,000 in 1999 from $96,057,000 in 1998. Although, average interest-bearing deposits increased $7,915,000 in 1999 from 1998, a significant amount of time deposits with an average rate of 5.71% shifted to interest-bearing demand deposits with an average rate of 4.03%. As a result of this shift in deposits, interest paid on average deposits increased by only $129,000 or 2.67% to $4,964,000 in 1999 as compared to $4,835,000 in 1998. Approximately 9.43% and 9.11% of the average deposits were noninterest-bearing deposits in 1999 and 1998, respectively.

Allowance for Loan Losses

     The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require attention.

     The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The provision for loan losses charged to earnings amounted to $1,470,000 in 1999 as compared to $886,000 in 1998, representing an increase of 65.91% in the provision. The significant increase in the provision in 1999 resulted from the replenishment of $736,000 for net charge-offs during the year and the addition of $734,000 to cover an increase in average loans of $6,797,000 during the year from the prior year and to cover an increase in nonperforming loans of approximately $938,000. The allowance for loan losses as a percentage of total loans outstanding amounted to 2.60% at December 31, 1999 as compared to 2.01% at December 31, 1998.

     The determination of the amounts allocated for loan losses is based upon management's judgment concerning factors affecting loan quality and assumptions about the local and national economy. Management considers the year-end allowances adequate to cover potential losses in the loan portfolio.

Noninterest Income

     Noninterest income amounted to $698,000 and $817,000 for the years ended December 31, 1999 and 1998, respectively. As a percent of total average assets, noninterest income decreased from .70% in 1998 to .56% in 1999.

     Following is a summary of noninterest income for the years ended December 31, 1999 and 1998.

                                                            1999        1998
                                                        -----------  -----------
       Noninterest income
          Income from origination of mortgage loans,       170,000   $   96,000
                   less related expenses
          Service charges on deposit accounts              440,000      534,000
          Net realized gain on sales of securities           8,000            -
          Other                                             80,000      187,000
                                                        -----------  -----------
                     Total noninterest income           $  698,000   $  817,000
                                                        ===========  ===========

     During 1998, the Company reorganized its mortgage banking activities within the Bank. This activity in the mortgage loan area continued to expand through 1999 as indicated by an increase of $74,000 in income from the origination of mortgage loans, less related expenses.

     The decrease in service charges on deposit accounts of $94,000 or 17.60% to $440,000 in 1999 from $534,000 in 1998 resulted from a promotional lower fee structure implemented in 1999 on certain types of transaction accounts as an effort to compete for those type deposit accounts and a decrease in fees earned on overdrafts. The decrease in other noninterest income was attributable previously to other real estate owned transactions.

Noninterest Expense

     Noninterest expense amounted to $3,704,000 and $3,327,000 for the years ended December 31, 1999 and 1998, respectively, representing an increase of $377,000 or 11.33%. As a percent of total average assets, noninterest expense amounted to 2.95% in 1999 as compared to 2.84% in 1998.

     Following is a summary of noninterest expense for the years ended December 31, 1999 and 1998.

                                                        1999          1998
                                                   -------------  -------------
       Noninterest expense
          Salaries and employee benefits            $ 2,085,000    $ 1,745,000
          Equipment and occupancy expense               559,000        550,000
          Advertising and business development          160,000        155,000
          Legal and professional                        220,000        217,000
          Supplies and printing                         154,000        150,000
          Other operating expenses                      526,000        510,000
                                                   -------------  -------------
                     Total noninterest expense      $ 3,704,000    $ 3,327,000
                                                   =============  =============

     Salaries and employee benefits increased $340,000 to $2,085,000 in 1999 from $1,745,000 in 1998, representing an increase of 19.48%. The increase in salaries and employee benefits is the result of an increase in the average number of full-time equivalent employees of the Bank from 43 in 1998 to 50 in 1999, a 16.28% increase. The Bank opened a separate mortgage origination department in late 1998 and added 2 employees and a commissioned salesperson in 1999, resulting in salaries and employee benefits of $133,000 for 1999. Other additional employees were necessary to support the growth of the Bank. All other noninterest expenses increased $37,000, or 2.34%, during 1999.

     For the year ended December 31, 1999, the Company realized net income from continuing operations of $275,000 as compared to net income from continuing operations of $856,000 for the year ended December 31, 1998. After recording a net loss of $128,000 from discontinued operations and a gain of $357,000 from disposal of assets of the discontinued business segment, the Company realized net income of $1,085,000 for the year ended December 31, 1998. Net income from continuing operations decreased

$581,000, or 67.87%, in 1999, primarily due to an additional provision for loan losses in the 3rd quarter of $1,210,000. As previously discussed, this provision was necessary to replenish loan losses and to provide for an increase in nonperforming loans.

Liquidity and Capital Resources

     Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Company to meet those needs. The Company seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. Also, the Bank maintains relationships with correspondent banks which could provide funds on short notice, if needed.

     The liquidity and capital resources of the Company and the Bank are monitored on a periodic basis by state and Federal regulatory authorities. As determined under guidelines established by these regulatory authorities, the Bank's liquidity ratio at December 31, 1999 was considered satisfactory. At that date, the Bank's short-term investments were adequate to cover any reasonable anticipated immediate need for funds. The Company was aware of no events or trends likely to result in a material change in their liquidity. During 1999, the Company's capital decreased $248,000 to $13,215,000 at December 31, 1999 as compared to $13,463,000 at December 31, 1998. Capital increased by retaining net earnings of $76,000 (after payment of cash dividends of $199,000) and the addition of $211,000 in capital from the exercise of stock options and the vesting of restricted stock. After recording an increase in unrealized losses on securities available for sale of $535,000, total capital decreased by $248,000.

     At December 31, 1999, the Company had no binding commitments outstanding for capital expenditures. However, the Company estimates that expenditures for completion of banking facilities and purchase of equipment will amount to approximately $1,500,000 in 2000.

     In accordance with risk capital guidelines issued by the Federal Reserve Board, the Company is required to maintain a minimum standard of total capital to weighted risk assets of 8%. Additionally, all member banks must maintain "core" or "Tier 1" capital of at least 4% of total assets ("leverage ratio"). Member banks operating at or near the 4% capital level are expected to have well-diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, and well managed on- and off-balance sheet activities; and, in general, be considered strong banking organizations with a composite 1 rating under the CAMEL rating system of banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio is to be 4% plus an additional 100 to 200 basis points.

         The following table summarizes the regulatory capital levels of the Company at December 31, 1999.

                                                Actual                   Required                    Excess
                                       ------------------------- -------------------------  -------------------------
                                           Amount     Percent        Amount      Percent       Amount      Percent
                                       ------------- ----------- -------------  ----------  -------------------------
                                                                  (Dollars in Thousands)
                                       ------------------------------------------------------------------------------
              Leverage capital         $     13,589    10.8 %    $      5,020      4.0 %    $     8,569      6.8 %
              Risk-based capital:
               Core capital                  13,589    14.6             3,716      4.0            9,873     10.6
               Total capital                 14,768    15.9             7,432      8.0            7,336      7.9

     The Bank also met its individual regulatory capital requirements at December 31, 1999.

                      SELECTED STATISTICAL INFORMATION OF
                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.

     The following statistical information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and related notes included elsewhere in this Annual Report and in the documents incorporated herein by reference.

Average Balances and Net Income Analysis From Continuing Operations

     The following tables set forth the amount of the Company's interest income or interest expense from continuing operations for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. Federally tax-exempt income is presented on a taxable-equivalent basis assuming a 34% Federal tax rate.

                                                                   Year Ended December 31,
                                         ----------------------------------------------------------------------------
                                                         1999                                  1998
                                         ------------------------------------- --------------------------------------
                                                                     Average                                Average
                                                       Interest      Yield/                   Interest      Yield/
                                           Average     Income/        Rate       Average      Income/        Rate
                                           Balance     Expense        Paid       Balance      Expense        Paid
                                         ------------ ----------- ------------ ------------- ----------- ------------
                                                                   (Dollars in Thousands)
                                         ----------------------------------------------------------------------------
ASSETS
   Interest-earning assets:
      Loans, net of unearned interest    $    90,765  $    8,569     9.44 %    $     83,968  $    8,516    10.14 %
      Investment securities, taxable          22,017       1,334     6.06            20,374       1,254     6.15
      Federal funds sold                       6,586         329     5.00             5,157         276     5.35
      Interest-bearing deposits in banks         124           7     5.65               416          24     5.77
                                         ------------ -----------              ------------- -----------
              Total interest-earning
              assets                         119,492      10,239     8.57           109,915      10,070     9.16
                                         ------------ -----------              ------------- -----------

   Noninterest-earning assets:
      Cash                                     3,022                                  2,144
      Allowance for loan losses               (2,007)                                (1,281)
      Unrealized gain (loss) on
        available for sale securities           (120)                                   175
      Other assets                             5,117                                  6,272
                                         ------------                          -------------
                                               6,012                                  7,310
                                         ------------                          -------------

              Total assets               $   125,504                           $    117,225
                                         ============                          =============

                                                                    Year Ended December 31,
                                           --------------------------------------------------------------------------
                                                            1999                                 1998
                                           ------------------------------------  ------------------------------------
                                                                       Average                              Average
                                                          Interest     Yield/                  Interest     Yield/
                                             Average      Income/       Rate       Average     Income/       Rate
                                             Balance      Expense       Paid       Balance     Expense       Paid
                                           ------------- ----------- ----------  ------------ ----------- -----------
                                                                      (Dollars in Thousands)
                                           --------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
   Savings and interest-bearing demand     $     28,154  $    1,136   4.03 %     $    18,462  $      732   3.96 %
   deposits
   Time deposits                                 67,065       3,828   5.71            68,842       4,103   5.96
   Other borrowings                               6,237         367   5.88             5,812         352   6.06
   Notes payable                                      -           -      -             1,596         140   8.75
                                           ------------  ----------              -----------  ----------
              Total interest-bearing
              liabilities                       101,456       5,331   5.25            94,712       5,327   5.62
                                           ------------  ----------              -----------  ----------

Noninterest-bearing liabilities and
stockholders'
   equity:
   Demand deposits                                9,915                                8,753
   Other liabilities                                719                                1,373
   Stockholders' equity                          13,414                               12,387
                                           ------------                          -----------
              Total noninterest-bearing
              liabilities
                and stockholders' equity         24,048                               22,513
                                           ------------                          -----------

              Total liabilities and
              stockholders' equity         $    125,504                          $   117,225
                                           ============                          ===========

Interest rate spread                                                  3.32 %                               3.54 %
                                                                     =======                              =======

Net interest income                                      $    4,908                           $    4,743
                                                         ==========                           ==========

Net interest margin                                                   4.11 %                               4.32 %
                                                                     =======                              =======

Rate and Volume Analysis From Continuing Operations

         The following table reflects the changes in net interest income from continuing operations resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                                                  Year Ended December 31,
                                       ------------------------------------------------------------------------------
                                                   1999 vs. 1998                           1998 vs. 1997
                                       --------------------------------------- --------------------------------------
                                         Increase         Changes Due To         Increase         Changes Due To
                                                      ------------------------                -----------------------
                                        (Decrease)       Rate        Volume     (Decrease)       Rate       Volume
                                       -------------- ---------- ------------- -------------  --------- -------------
                                                                  (Dollars in Thousands)
                                       ------------------------------------------------------------------------------
Increase (decrease) in:
   Income from earning assets:
      Interest and fees on loans          $       53  $   (636)    $      689    $      778   $     56    $      722
      Interest on taxable securities              80       (21)           101           275        (24)          299
      Interest on Federal funds                   53       (23)            76           109         (7)          116
      Deposits in banks                          (17)        -            (17)           14          1            13
                                          ----------  --------     ----------    ----------   --------    ----------
              Total interest income              169      (680)           849         1,176         26         1,150
                                          ----------  --------     ----------    ----------   --------    ----------

Expense from interest-bearing liabilities:
   Interest on savings and interest-
      bearing demand deposits                    404        20            384           379        211           168
   Interest on time deposits                    (275)     (169)          (106)          199         13           186
   Interest on other borrowings                   15       (11)            26           113        (23)          136
   Interest on debt                             (140)        -           (140)         (123)         6          (129)
                                          ----------  --------     ----------    ----------   --------    ----------
              Total interest expense               4      (160)           164           568        207           361
                                          ----------  --------     ----------    ----------   --------    ----------

              Net interest income         $      165  $   (520)    $      685    $      608   $   (181)   $      789
                                          ==========  ========     ==========    ==========   ========    ==========

Asset/Liability Management

         It is the objective of the Company to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies. Certain of the officers of the Company are responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by individuals, partnerships and corporations. Management of the Company seeks to invest the largest portion of the Company's assets in commercial, consumer and real estate loans.

         The Company's asset/liability mix is monitored on a daily basis. A monthly report reflecting interest-sensitive assets and interest-sensitive liabilities is prepared and presented to the Company's Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Company's earnings.

         As of December 31, 1999, the Company's cumulative one-year interest rate sensitivity gap ratio was 86%. This indicates that the Company's interest-bearing liabilities will reprice during this period at a rate slightly faster than the Company's interest-earning assets. Certain assumptions regarding the interest sensitivity of these assets and liabilities have been incorporated into this analysis. The Company believes that it has positioned itself to maintain its net interest margin in the event of changes in interest rates. There can be no assurance, however, that this strategy will be successful.

         The following table sets forth the distribution of the repricing of the Company's earning assets and interest-bearing liabilities as of December 31, 1999, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                                                          At December 31, 1999
                                                    -----------------------------------------------------------------
                                                                       Maturing or Repricing Within
                                                    -----------------------------------------------------------------
                                                     Zero to        Three         One
                                                      Three       Months to     Year to        Over
                                                      Months      One Year     Five Years   Five Years      Total
                                                    ----------- -------------- -----------  -----------  ------------
                                                                         (Dollars in Thousands)
                                                    -----------------------------------------------------------------
Earning assets:
   Interest-bearing deposits in banks               $       14    $         -  $        -   $        -   $        14
   Federal funds sold                                    6,945              -           -            -         6,945
   Investment securities                                   366              -       9,967        9,479        19,812
   Loans                                                60,162         11,501      21,598        4,985        98,246
                                                    ----------    -----------  ----------   ----------   -----------
                                                        67,487         11,501      31,565       14,464       125,017
                                                    ----------    -----------  ----------   ----------   -----------
Interest-bearing liabilities:
   Interest-bearing demand deposits                     27,532              -           -            -        27,532
   Savings                                               2,511              -           -            -         2,511
   Certificates less than $100,000                      14,281         28,908       9,400          264        52,853
   Certificates, $100,000 and over                       5,556         11,947       1,922          105        19,530
   Other borrowings                                         90            514       2,742        2,543         5,889
                                                    ----------    -----------  ----------   ----------   -----------
                                                        49,970         41,369      14,064        2,912       108,315
                                                    ----------    -----------  ----------   ----------   -----------

Interest rate sensitivity gap                       $   17,517    $   (29,868) $   17,501   $   11,552   $    16,702
                                                    ==========    ===========  ==========   ==========   ===========

Cumulative interest rate sensitivity gap            $   17,517    $   (12,351) $    5,150   $   16,702
                                                    ==========    ===========  ==========   ==========

Interest rate sensitivity gap ratio                       1.35           0.28        2.24         4.97
                                                    ==========    ===========  ==========   ==========

Cumulative interest rate sensitivity gap ratio            1.35           0.86        1.05         1.15
                                                    ==========    ===========  ==========   ==========

         The Company manages the mix of asset and liability maturities in an effort to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on the Company due to the rate variability and short-term maturities of its earning assets. In particular, approximately 73% of the loan portfolio is comprised of loans which mature or reprice within one year or less. Mortgage loans, primarily with five to fifteen year maturities, are also made on a variable rate basis with rates being adjusted every one to five years.

                             INVESTMENT PORTFOLIO

Types of Investments

         The amortized cost and fair value of investments in securities available for sale at the dates indicated are summarized as follows:

                                                                    Gross          Gross
                                                   Amortized     Unrealized      Unrealized       Fair
                                                     Cost           Gains          Losses         Value
                                                 -------------- --------------  -------------  ------------
                                                                  (Dollars in Thousands)
                                                 ----------------------------------------------------------
    December 31, 1999:
       U.S. Government and agency securities     $      16,646  $           3   $      (534)   $    16,115
       Mortgage-backed securities                        2,800              -           (36)         2,764
                                                 -------------  -------------   -----------    -----------
                                                 $      19,446  $           3   $      (570)   $    18,879
                                                 =============  =============   ===========    ===========

    December 31, 1998:
       U.S. Government and agency securities     $      21,151  $         243   $         -    $    21,394
       Mortgage-backed securities                        1,095              3            (1)         1,097
                                                 -------------  -------------   -----------    -----------
                                                 $      22,246  $         246   $        (1)   $    22,491
                                                 =============  =============   ===========    ===========

         Other investments consists of Federal Home Loan Bank stock, and it is carried at cost. The stock is considered a restricted equity investment as it can only be sold back to the Federal Home Loan Bank or another member bank at par value. At December 31, 1999 and 1998, the Company's total investment in Federal Home Loan Bank stock was $366,000 and $552,000, respectively.

Maturities

         The amounts of investments in securities in each category as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

                                                          U.S. Treasury
                                                          and Other U.S.
                                                        Government Agencies              State and
                                                         and Corporations        Political Subdivisions
                                                                      Yield
                                                        Amount         (1)          Amount        Yield
                                                     -------------- -----------  -------------  -----------
                                                                    (Dollars in Thousands)
                                                     ------------------------------------------------------
     Maturity:
        One year or less                             $           -        - %    $          -            - %
        After one year through five years                    9,967     6.09                 -            -
        After five years through ten years                   7,497     6.09                 -            -
        After ten years                                      1,982     5.78                 -            -
                                                     -------------  --------     ------------   ----------
                                                     $      19,446     6.06 %    $          -            - %
                                                     =============  ========     ============   ==========

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

                                LOAN PORTFOLIO

Types of Loans

         Management believes that the Company's loan portfolio is adequately diversified. The loan portfolio contains no foreign or energy-related loans or significant concentrations in any one industry, with the exception of real estate mortgage loans, which constituted approximately 79% of the Company's loan portfolio as of December 31, 1999. The amount of loans outstanding at the indicated dates is shown in the following table according to type of loans.

                                                           December 31,
                                                  ----------------------------
                                                       1999           1998
                                                  --------------   -----------
                                                      (Dollars in Thousands)
                                                  ----------------------------

      Commercial, financial and agricultural       $     15,197  $      19,251
      Real estate - construction                          7,472          6,770
      Real estate - mortgage                             70,302         58,502
      Consumer installment                                5,166          6,150
      Other                                                 109            101
                                                   ------------  -------------
                                                         98,246         90,774
      Allowance for loan losses                          (2,559)        (1,825)
                                                   ------------  -------------
      Loans, net                                   $     95,687  $      88,949
                                                   ============  =============

         Total loans as of December 31, 1999 are shown in the following table according to maturity or repricing opportunities (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                                  (Dollars in
                                                                  Thousands)
                                                                 ------------

   Maturity or Repricing Within:
     One year or less                                            $     71,663
     After one year through five years                                 21,598
     After five years                                                   4,985
                                                                 ------------
                                                                 $     98,246
                                                                 ============

         Records were not available to present the above information in each category listed in the first paragraph above and could not be reconstructed without undue burden.

         The following table summarizes loans at December 31, 1999 with the due dates after one year which (1) have predetermined interest rates and (2) have floating or adjustable interest rates.

                                                                  (Dollars in
                                                                   Thousands)
                                                                 --------------

Predetermined interest rates                                     $       26,583
Floating or adjustable interest rates                                         -
                                                                 --------------
                                                                 $       26,583
                                                                 ==============


Nonperforming Loans

         The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated from continuing operations.

                                                                                                 December 31,
                                                                                         ---------------------------
                                                                                             1999           1998
                                                                                         ------------  -------------
                                                                                           (Dollars in Thousands)
                                                                                         ---------------------------
      Loans accounted for on a nonaccrual basis                                          $     1,809   $      1,310

      Installment loans and term loans contractually past due ninety days or more                392             86
        as to interest or principal payments and still accruing

      Loans, the terms of which have been renegotiated to provide a reduction                    632            499
        or deferral of interest or principal because of deterioration in the financial position of the borrower

         In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

Commitments and Lines of Credit

         In the ordinary course of business, the Bank has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the Bank's Board of Directors. The Bank has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. The Bank uses the same credit policies for these off balance sheet commitments as it does for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Following is a summary of the commitments outstanding at December 31, 1999 and 1998.

                                                    1999              1998
                                                --------------   --------------
                                                    (Dollars in Thousands)
                                                -------------------------------

          Commitments to extend credit          $      12,304     $      10,248
          Standby letters of credit                       705               825
                                                -------------     -------------
                                                $      13,009     $      11,073
                                                =============     =============

                        SUMMARY OF LOAN LOSS EXPERIENCE

         The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. The Company's allowance for loan losses was approximately $2,559,000 at December 31, 1999, representing 2.60% of year-end total loans outstanding, compared with $1,825,000 at December 31, 1998, which represented 2.01% of year-end total loans outstanding. The allowance for loan losses is reviewed monthly based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

Allocation of the Allowance for Loan Losses

         The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes the allowance can be allocated only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                            At December 31,
                                          -----------------------------------------------------
                                                    1999                        1998
                                          -------------------------   -------------------------
                                                       Percent of                  Percent of
                                                        Loans in                    Loans in
                                                        Category                    Category
                                                        to Total                    to Total
                                            Amount        Loans         Amount       Loans
                                          -----------  ------------   ----------- -------------
                                                         (Dollars in Thousands)
                                          -----------------------------------------------------
      Commercial, financial,
         industrial and agricultural      $    1,756        16 %      $      867        21 %
      Real estate                                688        79               824        72
      Consumer                                   115         5               122         7
      Unallocated                                  -         -                12         -
                                          ----------   ----------     ----------  -----------
                                          $    2,559       100 %      $    1,825       100 %
                                          ==========   ==========     ==========  ===========

         The following table presents an analysis of the Company's loan loss experience from continuing operations and discontinued operations for the periods indicated:

                                                                        December 31,
                                                                 --------------------------
                                                                      1999          1998
                                                                 ------------   -----------
                                                                   (Dollars in Thousands)
                                                                 --------------------------
      Average amount of loans outstanding                        $    90,765    $    83,968
                                                                 ===========    ===========

      Balance of reserve for possible loan losses at
        beginning of period                                      $     1,825    $     1,200
                                                                 -----------    -----------

      Charge-offs:
        Commercial, financial and agricultural                          (460)          (276)
        Real estate                                                     (210)            (4)
        Consumer                                                        (134)          (132)
      Recoveries:
        Commercial, financial and agricultural                            21             99
        Real estate                                                       14              7
        Consumer                                                          33             45
                                                                 -----------    -----------
              Net charge-offs                                           (736)          (261)
                                                                 -----------    -----------

      Additions to reserve charged to operating expenses               1,470            886
                                                                 -----------    -----------

              Balance of reserve for possible loan losses        $     2,559    $     1,825
                                                                 ===========    ===========

      Ratio of net loan charge-offs to average loans                    0.81%          0.31%
                                                                 ===========    ===========

                                   DEPOSITS

         Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

                                                                             Year Ended December 31,
                                                             --------------------------------------------------------
                                                                        1999                         1998
                                                             ---------------------------  ---------------------------
                                                                 Amount        Rate           Amount        Rate
                                                             -------------- ------------  -------------- ------------
                                                                             (Dollars in Thousands)
                                                             --------------------------------------------------------
      Noninterest-bearing demand deposits                    $       9,915         - %    $       8,753        - %
      Interest-bearing demand and savings deposits                  28,154      4.03             18,462     3.96
      Time deposits                                                 67,065      5.71             68,842     5.96
                                                             -------------                -------------
              Total deposits                                 $     105,134                $      96,057
                                                             =============                =============

         The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1999, are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through twelve months and (3) over twelve months.

                                                           (Dollars in
                                                            Thousands)
                                                          --------------

          Three months or less                            $        5,556
          Over three through twelve months                        11,947
          Over twelve months                                       2,027
                                                          --------------
                        Total                             $       19,530
                                                          ==============

                   RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

         The following rate of return information for the periods indicated is presented below.

                                                   Year Ended December 31,
                                              ---------------------------------
                                                   1999              1998
                                              --------------   ----------------

      Return on assets (1)                          0.22 %            0.89 %

      Return on equity (2)                          2.05              8.76

      Dividend payout ratio (3)                    72.35 *               -

      Equity to assets ratio (4)                   10.69             10.19

(1)      Net income divided by average total assets.
(2)      Net income divided by average equity.
(3)      Dividends declared per share divided by net income per share.
(4)      Average equity divided by average total assets.

* The 1999 dividends of $.08 per share were based on the 1998 earnings of $1,085,000, or $.45 per share.

                         MARKET FOR COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

     Before April 18, 1996, there was no established market in which shares of GIFH's Common Stock were regularly traded, nor was there any uniformly quoted prices for such shares. However, on April 18, 1996, the Company Common Stock began to be traded on the NASDAQ Small Capitalization market (NASDAQ-"GIFH") and the former Units were traded under the symbol GIFHU. On May 31, 1998 the warrants attached to the units expired and the trading of the common stock was consolidated under the one symbol GIFH. The high-low range for trades in the Company's Common Stock and Units, for each quarter during 1999 and 1998 in which trades were reported, were as follows:

                                        1998
    QUARTER                         COMMON STOCK                 UNITS
                                   High        Low         High         Low
    1st                            9.625       7           12.25        7
    2nd                           10           9.25         9.5         9
    3rd                           11           8.75        No Further Trades
    4th                           10.5         8.5


                                        1999
    QUARTER                        COMMON STOCK                  UNITS
                                   High        Low         High         Low
    1st                           10.1875      9.0625      N/A          N/A
    2nd                            9.5625      8.75        N/A          N/A
    3rd                            9.25        8.375       N/A          N/A
    4th                            8.4375      6.50        N/A          N/A

GIFH paid dividends in 1999 in the amount of $198,677.00 or 8.0 cents per share. As discussed in Item 1 above, the Bank's ability to pay dividends is subject to numerous statutory conditions. Thus, to the extent the source of dividends to be paid by GIFH is dividends from the Bank, GIFH may or may not pay dividends in the near future.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the five committees described below. Our Board of Directors met twelve times during the year, and each director attended at least 75% of the meetings of the full Board and of the committees on which he serves.

Asset and Liability Committee.

     The Asset and Liability Committee ("ALCO") assists the Board in adopting policies regarding the pricing, maturity and makeup of the Company's deposits, loans and investments. Mr. Jacobs (Chairman), Mr. Hodges, Mr. Veal and Mr. Whelchel were members of this Committee and met three times during the year.

Audit Committee.

     The Audit Committee reviews with our independent accountants the scope and results of their audit engagement and management letter, consults with management concerning our accounting methods and the adequacy of our internal controls, and oversees and reviews our internal auditing procedures. The objective of the Audit Committee is to present losses by the Company from fraud, defalcation and/or operating deficiencies. Mr. Harden (Chairman), Mr. Jacobs and Mr. Fiveash were members of this committee during the year. This committee met four times during the year.

Committee on Directors.

     The Committee on Directors is charged with the responsibility for oversight of, nominations for, and compensation of the Company's directors and senior officers. Mr. Acosta, Mr. Jacobs, Mr. Veal, Mr. Hodges, Mr. Whelchel, and Mr. Keenum (Chairman) were members of this committee during the year. This committee met two times during the year.

Electronic Data Processing Steering Committee.

     The Electronic Data Processing Steering Committee is responsible for ensuring that Company's compliance with Year 2000 requirements and approval of major purchases of equipment. Mr. Harden, Mr. Werk, Mr. Hodges, Mr. Whelchel and Mr. Fiveash (Chairman) were members of this committee during the year. This committee met three times during the year.

Loan Committee.

     The Loan Committee is responsible for reviewing loan applications. Mr. Fiveash, Mr. Werk, Mr. Acosta, Mr. Hodges, Mr. Whelchel and Mr. Veal (Chairman) were members of this committee during the year. This committee met 46 times during the year.

                             DIRECTOR COMPENSATION

     Outside directors of the Company receive $500.00 per month. Additionally, all directors are awarded points for attending board meetings and committee meetings on the following schedule:

     1.   625 points awarded for attending a Board of Director's meeting.

     2.   250 points awarded for attending a Director's meeting as Chairman.

     3.   125 points awarded for attending a Director's meeting as a member.

     At the end of the year the points awarded to a director are divided by the price of the Company's stock and the number of shares resulting from the quotient are awarded as stock options under the Company Stock Option Plan to the director.

                                STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners*

The following table sets forth share ownership information as of June 1, 2000 with respect to any person known to GIFH to be a beneficial owner of more than 5% of GIFH's Common Stock. The information as to beneficial ownership was furnished to GIFH by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned. Percentage ownership is calculated based on outstanding shares.

Security Ownership of Certain Beneficial Owners*

     Name and Address              Number of            Percent of
     of Beneficial Owner           Shares               Class

(1)  Michael J. Kistler            132,420              5.36%
     4 Sorghum Lane
     Savannah, GA 31411

(2)  Charles Werk                  154,636              6.26%
     203 Medinah
     St. Simons Island, GA 31522

(3)  Leonard W. Golan               125,017             5.06%
     840 Walden Lane
     Lake Forest, IL 60045

*Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"). Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power", which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

The following table sets forth share ownership information as of June 1, 2000, with respect to (i) each director and named executive officer of GIFH who beneficially owns Common Stock, and (ii) all directors and named executive officers of GIFH as a group. The information as to beneficial ownership was furnished to GIFH by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned. Percentage ownership is calculated based on outstanding shares.

Security Ownership of Management*
                                                                   Percent
Name and Address                                                   -------
of Beneficial Owner                     Number of Shares          of Class
-------------------                     ----------------          --------

L. McRee Harden (1)                          23,495                   .95%
P.O. Box 2369
Darien, GA 31305

Michael D. Hodges (2)                        90,838                  3.68%
207 Dunbarton Drive
St. Simons Island, GA 31522

Russell C. Jacobs, Jr. (3)                    24,769                1.00%
308 Oak Grove Island Drive
Brunswick, GA 31525

C. Kermit Keenum (4)                          23,687                 .96%
100 Old Mountain Road
Powder Springs, GA 30073

Jimmy D. Veal (5)                             92,458                3.74%
290 Osprey
Brunswick, GA 31525

J. Thomas Whelchel (6)                        56,999                2.31%
22 Boundary Lane
St. Simons Island, GA 31522

Charles R. Acosta (7)                         36,173                1.46%
226 Medinah
St. Simons Island, GA 31522

James M. Fiveash (8)                          14,167                 .57%
605 King Cotton Row
Brunswick, GA 31525

Charles K. Werk (9)                          154,636                6.26%
203 Medinah
St. Simons Island, GA 31522

All Directors and Executive                  517,222               20.94
Officers as a Group (9 persons)


*Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Act. Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty
(60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Includes 1,250 shares owned by his wife for which he disclaims beneficial ownership. Also includes the right to acquire 9,745 shares pursuant to vested options.
(2)  Includes the right to acquire 42,160 shares pursuant to vested options.
(3)  Includes the right to acquire 9,269 shares pursuant to vested options.
(4)  Includes the right to acquire 8,187 shares pursuant to vested options.
(5) Includes the right to acquire 12,518 shares pursuant to vested options and 18,875 shares owned by his two adult sons for which he disclaims beneficial ownership.
(6) Includes 25 shares owned by Mr Whelchel's daughter and 1,500 owned by his wife for which he disclaims beneficial ownership, and 23,221 shares pursuant to vested options.
(7)  Includes the right to acquire 5,547 shares pursuant to vested options.
(8) Includes 6,000 shares owned individually by Mr. Fiveash and 1,250 shares deemed beneficially owned by him in custodian accounts for a minor child. Also includes the right to acquire 6,917 shares pursuant to vested options.
(9) Includes 1,000 shares owned his wife for which he disclaims beneficial ownership.

Executive Compensation

     The following table is a summary of compensation paid during the past three years to the individual serving as the Company's CEO during 1999 and any other executive officer who during 1999 earned in excess of $100,000 in annual salary and bonus.

                          SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Restricted/1/    Securities
                                                       Other Annual    Stock            Underlying         LTIP       All Other
Name and Position     Year   Salary          Bonus     Compensation    Awards           Options/SARS(#)    Payouts    Compensation
------------------------------------------------------------------------------------------------------------------------------------
J. Thomas Whelchel    1999      -----        ----         -----          -----            7,825/4/         -----       6,000/7/
CEO                   --------------------------------------------------------------------------------------------------------------
                      1998      -----        ----         -----          -----           14,006/4/         -----       1,500/7/
                      --------------------------------------------------------------------------------------------------------------
                      1997     91,872/5/     ----         -----          -----             -----           -----         -----
------------------------------------------------------------------------------------------------------------------------------------
Michael D. Hodges     1999    130,000        ----         -----          -----           1,668/4/          -----       3,300/6/
President             --------------------------------------------------------------------------------------------------------------
First Bank of         1998    130,000        ----         -----          -----          10,368/4/          -----       2,995/6/
Brunswick             --------------------------------------------------------------------------------------------------------------
                      1997    120,919        ----         -----          -----             -----           -----          -----
------------------------------------------------------------------------------------------------------------------------------------

___________________________________

     /1/ In the event that the Company declares a dividend on its outstanding shares of Common Stock, then such dividend will be equally applicable to the restricted stock reported in this column.

     /2/ The aggregate number of shares of restricted stock held by J. Thomas Whelchel as of December 31, 1999, is 10,325 shares and the value of such shares is $39,825 based on the terms of the following vesting schedule. Under the terms of the award of these restricted shares to Mr. Whelchel in 1995 ("1995 Restricted Stock") one-seventh of such shares (1,475) became vested on July 25, 1996; another one-seventh became vested on July 25, 1997; and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Whelchel becomes neither a director nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any shares of 1995 Restricted Stock which has not already vested at the time of the event which triggers such forfeiture.

     /3/ The aggregate number of shares of restricted stock held by Michael D. Hodges as of December 31, 1999, is 2,390 shares and the value of such shares is $11,462, based on the following schedule. Of the shares of restricted stock, 775 were awarded to Mr. Hodges in 1994 ("1994 Restricted Stock"), all of which vest upon the earlier of (i) five years from August 17, 1994, the date the shares were granted to Mr. Hodges or (ii) a change in control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Hodges will forfeit the 1994 Restricted Stock if he is not employed by either the Company or one of its subsidiaries on August 16, 1999, unless Mr. Hodges' employment is termination because of the sale of the Company or a subsidiary through which Mr. Hodges is employed and Mr. Hodges is not offered other employment within the Company of one of its subsidiaries. Under the terms of the award of 1,615 shares of restricted stock awarded to Mr. Hodges in 1995 ("1995 Restricted Stock"), one-seventh of such shares (230 shares) became vested on July 25, 1996; another one-seventh became vested on July 25, 1997; and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Hodges becomes neither a director nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any shares of 1995 Restricted Stock which has not already vested at the time of the event which triggers such forfeiture.

     /4/ These options are incentive stock options which have been granted pursuant to that certain Golden Isles Financial Holdings, Inc. 1995 Stock Option Plan adopted by the Company on July 25, 1995 (the "1995 Plan"). The 1995 Plan provides for the granting of certain options that are intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code, as well as certain nonstatutory stock options that are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code. These options may be exercised at any time before the earlier of (i) within ten (10) years from the date of the grant of the option or (ii) the date upon which the optionee ceases to be an employee of the Company; provided, however, that if the Optionee's employment with the Company is terminated for any reason other than
(a) optionee's death or disability, (b) optionee's voluntary termination of his employment with the Company's consent, or (c) termination of optionee's employment by the Company for cause, then, in such event, optionee may exercise these incentive stock options for up to three months after termination of his employment (but in no even later than ten (10) years from the date of the grant of the option).

     /5/ Mr. Whelchel served as acting CEO of the Company without a written agreement, and the compensation committee of the Board agreed to compensate Mr. Whelchel for his time spent as CEO of the Company. The amount stated as his salary for 1997 is the amount settled upon by the compensation committee.

     /6/ These amounts represent the Company's matching contribution to the Company 401(k) plan for Mr. Hodges in 1998 and 1999.

     /7/ These amounts represent director's fees paid to Mr. Whelchel in 1998 and 1999.

Executive Employment Agreements.

     On February 20, 1997, the Bank and Michael D. Hodges entered into an employment agreement ("Hodges Agreement") summarizing the terms of Mr. Hodges' employment with the Bank. Pursuant to the Hodges Agreement, Mr. Hodges is to serve as President and Chief Executive Officer of the Bank. Mr. Hodges' base salary was set at $125,000 per year, subject to possible increases. The Hodges Agreement provides that Mr. Hodges is entitled to bonuses and other benefits including an automobile. The Bank may terminate Mr. Hodges' employment with the Bank with or without cause. However, if Mr. Hodges is dismissed from his employment for reasons other than for cause, the Bank shall for a period of one year following his termination continue to pay him his then current base salary. The initial term of the Hodges Agreement was through February 20, 1999, and thereafter, is annually renewed for successive one-year periods unless either party gives 90-days notice of non-renewal.

     Mr. Whelchel served as CEO of the Company beginning October 17, 1996, and throughout the period covered by this report without any written employment agreement, but with the understanding, however, that the compensation committee of the Board would determine the sum to be paid to him for his services. The recommendation by the compensation committee was approved by the full Board, and the compensation paid to Mr. Whelchel as disclosed in the Summary Compensation Table. Mr. Whelchel is continuing to serve as CEO of the Company with no compensation.

Restricted Stock, Stock Options And Stock Warrants.

     In August 1994, the Company granted 9,260 shares of restricted stock to four key employees. Of the above shares, 8,100 were forfeited in 1997, and the remaining 1,160 shares vested in August 1999. In July 1995, the Company granted 62,570 shares of restricted stock to eight directors. In 1997, 22,558 of these shares were forfeited. In December 1998, the Company granted 4,000 shares of restricted stock to two directors. All of the remaining 44,012 shares will be fully vested by the end of the seventh year from the date of the grant. The cost of the restricted stock is being amortized on the straight-line method over the applicable vesting periods. The amortization expense on restricted stock was $37,164 and $32,466 for the years ended December 31, 1999 and 1998, respectively, and the same amounts were credited to capital surplus.

Stock Options.

     The Company has options outstanding under three stock option plans. The 1991 Incentive Stock Option Plan ("Plan A") and the 1991 Nonstatutory Stock Option Plan ("Plan B") were discontinued in 1995 and replaced by the 1995 Stock Option Plan (the "1995 Plan".) Options granted under the two prior plans at the date of replacement by the 1995 Plan remain outstanding and can be exercised during the terms of the option agreements unless such options are forfeited by the optionee. The option price for shares granted under Plan A were at least equal to the fair value of such shares on the date granted unless the optionee was a restricted shareholder, in which case the options price was at least equal to 110% of the fair value of the shares on the date granted. The option price for shares of common stock to be issued under Plan B was determined by the Board, but under no circumstances could the option price be less than the fair value of the shares on the date granted.

     Options granted under the 1995 Plan are one of two types: (i) those which qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") or (ii) those which do not so qualify ("Nonqualified Options"). The 1995 Plan provides that not more than 250,000 shares in the aggregate be issued for Incentive Stock Options and Nonqualified Options. The exercise price of an Incentive Stock Option shall not be less than the fair value at the date of grant. The fair value shall be determined from the trading price on a national securities exchange, NASDAQ, or over-the-counter markets, if so traded. If not so traded, the Board will determine the fair value based upon recent sales reported to the Company. The exercise price of a Nonqualified Option shall be determined by the Board on the date granted.

Warrants to Purchase Common Stock

     In 1994, the Company initiated a public secondary stock offering to sell 1,538,462 units at a price of $6.50 per unit. Each unit consisted of one share of common stock and one Class A Warrant to purchase common stock. Each of the Class A Warrants expired in three years and entitled the holder to purchase an additional share of common stock at a price of $7.25 in year one, $8.25 in year two and $9.50 in year three. The public offering was closed in 1995 following the sale of 897,230 units. After deducting related stock offering and issue expense, net proceeds of $5,456,457 were credited to paid-in capital. During 1998, warrants to purchase 149,970 shares of common stock were exercised at a price of $9.50 per share. All proceeds were credited to paid-in capital, net of related expenses. On May 31, 1998, the remaining warrants outstanding expired.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

-------------------------------------------------------------------------------------------------------------------
Name                  Shares         Value           Number of securities           Value of Unexercised in-
                      acquired on    Realized (#)    underlying Unexercised         the-money options SARs
                      exercise (#)                   Options/SARS at FY-End         at FY-End
                                                     (Exercisable/Unexercisable)    (Exercisable/Unexercisable)
-------------------------------------------------------------------------------------------------------------------
J. Thomas Whelchel        -----         -----                  23,221/0/2/                  $     0/0/1/
-------------------------------------------------------------------------------------------------------------------
Michael D. Hodges         -----         -----                  42,160/0/3/                  $38,904/0/1/
-------------------------------------------------------------------------------------------------------------------

     No stock options were exercised by the listed individuals and there were no outstanding SARs during fiscal year 1999.

     The Company does not have any Long Term Incentive Plans in effect.

     /1/ Dollar values have been calculated by determining the difference between the estimated fair market value of the Company's common stock at March 3, 2000 ($6.00) and the exercise prices of the options.

     /2/ On January 18, 1996, options on 1,390 at $6.00 per share were awarded to Mr. Whelchel as compensation with respect to his services as a director. In 1998 he was granted options on 3,836 shares at $9.36 per share, 2,500 shares at $9.54 per share, 2,500 shares at $9.71 per share, 2,500 shares at $9.17 per share and 2,670 shares at $9.64 per share. The 7,825 options granted in 1999 are listed in the table on the following page.

     /3/ Michael D. Hodges has the right to acquire 42,160 shares of the Company's common stock pursuant to stock options issued by the Company to Mr. Hodges. Of the 42,160 stock options, 18,750 are exercisable at the price of $4.00 per share, 1,003 are exercisable at the price of $4.60 per share, 1,408 are exercisable at the price of $6.25 per share, 6,921 are exercisable at the purchase price of $6.50 per share, 2,042 are exercisable at the price of $6.00 per share, 5,000 shares are exercisable at $7.60 per share, 3,165 shares are exercisable at $9.36 per share and 2,203 shares are exercisable at $9.64 per share. The 1,668 options granted in 1999 are listed in the table on the following page.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              (Individual Grants)

---------------------------------------------------------------------------------------------------------
           Name               Number of Securities       Percent of Total     Exercise or   Expiration
                            Underlying  Options/SARs       Options/SARs        Base Price      Date
                                   Granted (#)         Granted to Employees    ($/share)
                                                          in Fiscal Year
----------------------------------------------------------------------------------------------------------
   CEO - J. Thomas Whelchel                    2,500                                $9.49      1/27/09
 ---------------------------------------------------------------------------------------------------------
                                                 385                                $9.40      4/01/09
 ---------------------------------------------------------------------------------------------------------
                                                 569                                $9.23      6/30/09
 ---------------------------------------------------------------------------------------------------------
                                               3,000                                $9.16      7/21/09
 ---------------------------------------------------------------------------------------------------------
                                                 658                                $8.36      9/30/09
 ---------------------------------------------------------------------------------------------------------
                                                 713                                $6.84     12/15/09
                                               -----
 ---------------------------------------------------------------------------------------------------------
                            Total  7,825                         9.9%
 ---------------------------------------------------------------------------------------------------------
   Michael D. Hodges                             265                                $9.40      4/01/09
 ---------------------------------------------------------------------------------------------------------
                                                 406                                $9.23      6/30/09
 ---------------------------------------------------------------------------------------------------------
                                                 449                                $8.36      9/30/09
 ---------------------------------------------------------------------------------------------------------
                                                 548                                $6.84     12/15/09
                                               -----
----------------------------------------------------------------------------------------------------------
                            Total              1,668             2.1%
----------------------------------------------------------------------------------------------------------


                      OTHER COMPENSATION AND BENEFIT PLANS

     The Company provides a 401(k) plan for qualified employees to defer up to 10% of their salary with matching contributions from the Company made at the discretion of the Board of Directors.

                         TRANSACTIONS WITH THE COMPANY

     During 1999, the Bank loaned funds to certain of GIFH's executive officers and directors or to businesses in which such persons had an interest. All such loans were: (a) in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

                               LEGAL PROCEEDINGS

     There are no "material" pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

     During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A "legal proceeding" includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

                 COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 1999 and Form 5 and amendments thereto furnished to the Company during 1999, no person who, at any time during 1999, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 1999 fiscal year or previously, except Director Whelchel was late in filing on Form 5.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Mauldin & Jenkins, LLC, Albany, Georgia, has served as our independent accountants each year since 1996, and we consider them to be well qualified. Our Board of Directors has selected Mauldin & Jenkins, LLC to serve as our independent accountants for the fiscal year ending December 31, 2000. Representatives of that firm will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

                    SHAREHOLDER PROPOSALS FOR 2000 MEETING

     Shareholder proposals that are intended to be presented at our 2001 Meeting of Shareholders must be received by us no later than February 1, 2001, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

            OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in Golden Isles Financial Holdings' best interest.

                                ANNUAL REPORTS

     Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the company a copy of its annual report to the Securities and Exchange Commission on Form 10-K (the "10-K") for the fiscal year ended December 31, 1999, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of the proxy statement.

                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
                              3811 Frederica Road
                       St. Simons Island, Georgia 31522

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint J. Thomas Whelchel and Jimmy D. Veal, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of GOLDEN ISLES FINANCIAL HOLDINGS, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Golden Isles Financial Holdings, Inc. to be held Tuesday, July 18, 2000, at 10:00 a.m. local time, at Stellar Conference Center, 125 Venture Drive, I-95 and Exit 38, Brunswick, Georgia 31525, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL I:    To elect the ten nominees listed below to serve as directors for the following year:

_____FOR all nominees listed below           _____WITHHOLD AUTHORITY to
(except as marked to the contrary below),    vote for all nominees listed below.

           C. Ray Acosta                     Claude Kermit Keenum
           James M. Fiveash                  Michael J. Kistler
           L. McRee Harden                   Jimmy D. Veal
           Michael D. Hodges                 Charles K. Werk
           Russell C. Jacobs, Jr.            J. Thomas Whelchel

INSTRUCTIONS:  To withhold your vote for any individual nominee, strike a line through the nominee's name in the list above.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES
                                                               ---
LISTED ABOVE.

The Board of Directors recommends a vote FOR the election of the above nominees to the Board of Directors.

                          (Continued on Reverse Side)


If other matters properly come before the meeting, the persons named herein as proxy shall have the discretionary authority to vote with respect to such matters after considering the recommendations of management.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE:  _______________________________, 2000.

INDIVIDUALS:                                  ENTITIES:      (Please Print)


______________________________________        ________________________________
Name (Please print)                           By:

______________________________________        ________________________________
Signature                                     Signature

______________________________________        ________________________________
Name of Joint Tenant or Tenant-In-            Position
Common if any (Please Print)

______________________________________        ________________________________
Signature of Joint Tenant or Tenant-
In-Common, if any